This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase dated March 8, 1994 and the related Letter of Transmittal and is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Bear, Stearns & Co. Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdictions.


                     NOTICE OF OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                      (INCLUDING THE ASSOCIATED RIGHTS)
                                      OF
                             GRUMMAN CORPORATION
                                      BY
                            MMC Acquisition Corp.
                          A WHOLLY OWNED SUBSIDIARY
                                      OF
                         MARTIN MARIETTA CORPORATION
                                      AT
                             $55.00 NET PER SHARE

    MMC Acquisition Corp., a New York corporation (the "Purchaser") and a wholly owned subsidiary of Martin Marietta Corporation, a Maryland corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $1.00 per share (including the associated Rights (as defined in the Offer to Purchase)) (collectively, the "Shares"), of Grumman Corporation, a New York corporation (the "Company"), at $55.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 8, 1994 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
    YORK CITY TIME, ON MONDAY, APRIL 4, 1994, UNLESS THE OFFER IS EXTENDED.
- ------------------------------------------------------------------------------

         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BY THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES REPRESENTING AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 6, 1994 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that following the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the New York Business Corporation Law, the Purchaser will be, on or after May 18, 1994, merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company as treasury stock or by any subsidiary of the Company or by Parent, the Purchaser or any other subsidiary of Parent and other than Shares held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 623 of the New York Business Corporation Law) will be converted into the right to receive cash without interest in an amount equal to the price per share paid pursuant to the Offer.

         The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

          The Purchaser reserves the right, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after May 6, 1994 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.

     The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has agreed to provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

         [LOGO]                MORROW & CO., INC.

                                909 Third Avenue
                            New York, New York 10022
                            (212) 754-8000 (collect)
                                       OR
                         CALL TOLL FREE (800) 662-5200

                      The Dealer Manager for the Offer is:

                            BEAR, STEARNS & CO. INC.

                                245 Park Avenue
                            New York, New York 10167
                                 (212) 272-7921
                                 (Call Collect)

  March 8, 1994